ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 10th day of June, 2021 (the "***Effective Date***"), by and between Steven Tananbaum with an address at 10 Loden Lane, Purchase, NY 10577 ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is the sole legal and beneficial owner of the work of art described in Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 056 Segregated Portfolio ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) (the "***Purchase Price***"). The full Purchase Price shall be paid no later than one-hundred and twenty (120) days from the Effective Date. For the avoidance of doubt, the obligation to pay the Purchase Price is expressly conditioned on (i) Buyer's ability to inspect the Work at the Storage Location (as defined in Section 4.1) to confirm the Work is in the same condition as reflected in the Condition Report (attached hereto as Exhibit C) prior to the Closing Date and (ii) Buyer's ability to verify the Certificate of Authenticity with the Artist's studio. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit A, which shall be verbally confirmed by either Mariya Golovina or Nigel Glenday on behalf of Buyer and Adrian Pobric on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit B to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller does not have knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, in the same condition reflected in the Condition Report attached hereto as Exhibit C. Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report attached hereto as Exhibit C. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Agreement and be entitled to a full refund of the Purchase Price.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. BETWEEN THE EFFECTIVE DATE AND THE DATE ON WHICH SELLER PACKS AND SHIPS THE WORK FOR DELIVERY TO THE DELIVERY LOCATION, SELLER SHALL STORE THE WORK AT PREMISES LOCATED AT 720 PARK AVENUE, NEW YORK, NY 10021 (THE "**STORAGE LOCATION**"). After the Effective Date of the Agreement, Seller shall pack the Work and finalize arrangements for delivery to the Delivery Location (as defined in Section 7) by June 30, 2021 or such other date as mutually agreed upon by the Parties, and the Work will remain under Agent's account at the Delivery Location before the Closing Date (as defined in Section 6 below). Seller, Agent or Buyer shall not relocate the Work without prior approval by the Parties.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the date the Work is collected for shipment to the Delivery Location (the "Shipment Date"). Agent will ensure an appropriate storage environment is provided to safeguard the quality and condition of the Work from the Shipment Date until the Closing Date. Any damage to the Work must be reported immediately to Agent and Seller. Before the Closing Date (as defined in Section 6), Seller, Agent or Buyer will not perform any conservation or restoration on the Work without the specific prior written consent by the Parties.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine art policy for an amount equal to the Purchase Price commencing on the Effective Date until the Shipment Date, at which point Agent shall arrange and pay for the Work to be insured under Agent's fine arts policy for an amount equal to the Purchase Price continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following receipt of the painting at the Delivery Location and the confirmation that the condition is consistent with the Condition Report in all material respects. A certificate of insurance for the Work shall be provided to Seller which names Seller

as additional insured and loss payee, includes coverage against terrorism, and provides coverage primary to all other policies.

6. TITLE. The "***Closing Date***" shall mean the date upon which Agent has paid the full Purchase Price to Seller. On the Closing Date, subject only to Agent's payment of the full Purchase Price in accordance with this Agreement, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, and if they have not done so already, a certificate of authenticity from the artist of the Work. Seller shall be responsible for remitting any and all applicable sales proceeds due to Seller in connection with the sale of the Work hereunder.

7. DELIVERY AND EXPENSES.

7.1. After the Effective Date of the Agreement, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***"). The Work shall be delivered to the Delivery Location by no later than June 30, 2021 or such other date as mutually agreed upon by the Parties, and the Work will remain under Agent's account at the Delivery Location before the Closing Date.

7.2. Seller shall be responsible for arranging packing and shipping the Work from Storage Location to the Delivery Location and insuring the Work until the Shipment Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location, provided that all shipping and packing arrangements and costs shall be approved in advance in writing by Agent.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. Agent for the Buyer has inspected the Work at Storage Location on June 1, 2021 (the "***Inspection***"). When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work and prepare a condition report at the Agent's expense to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit C. Within 24 hours of receiving the condition report from Delaware Freeport, Agent shall share the condition report with Seller.

10. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Agreement by Seller; (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller's representations or warranties contained in this Agreement, (x) Buyer shall have the right to terminate this Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Agreement, and (y) upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so.

11. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and

construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

STEVEN TANANBAUM

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: Mariya Golovina
ITS: Director of Acquisitions

[Signature Page to Art Purchase Agreement]

EXHIBIT A

INVOICE

Steven Tananbaum
10 Loden Lane
Purchase, NY 10577

INVOICE

Invoice # 62362
June 2, 2021

Masterworks Gallery, LLC
on behalf of Masterworks Cayman SPC
056 Segregated Portfolio
497 Broome Street
New York, NY, 10013

Ship To:

Delaware Freeport
111 Alan Drive
Newark, DE, 19711

Yayoi Kusama
Untitled, 1967
Oil on canvas
36 x 30 inches
91.4 x 76.2 cm
Framed: 45 1/2 x 39 1/2 x 2 inches
115.6 x 100.3 x 5.1 cm
Signed and dated 'Kusama 1967' on the reverse

$4,750,000.00



Total: **$4,750,000.00**

Payment due September 30, 2021

JPMorgan Chase, N.A.
270 Park Avenue
New York, NY 10017
ABA Number: [redacted]
CR TO: Private Bank Loan Services
DDA#: [redacted]
F/F/C: [redacted]

** Please quote invoice number on payment instructions.**
** Payments due upon receipt.**

EXHIBIT B

BILL OF SALE

Dated: _______________, 2021

Sold by:	STEVEN TANANBAUM 10 Loden Lane, Purchase, NY 10577	("Seller")
Sold to:	Masterworks Cayman SPC On behalf of its 056 Segregated Portfolio 497 Broome Street New York, New York 10013	("Buyer")

Artist:	Yayoi Kusama	(the "Work")
Title:	Untitled	
Year:	1967	
Medium:	oil on canvas	
Dimensions:	36 x 30 inches	
Retail Price:	\$4,750,000	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	\$4,750,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated June 10, 2021, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

STEVEN TANANBAUM

____
BY:
ITS:

EXHIBIT C

CONDITION REPORT

(Attached)